As filed with the Securities and Exchange Commission on June 28, 1999

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

Bowne & Co., Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-2618477

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

345 Hudson Street

New York, New York 10014
(Address, Including Zip Code, of Registrant’s Principal Executive Office)

Bowne & Co., Inc. 1999 Incentive Compensation Plan

(Full Title of the Plan)

Douglas F. Bauer, Esq.

Counsel & Corporate Secretary
Bowne & Co., Inc.
345 Hudson Street
New York, New York 10014
(212) 924-5500
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Vincent Pagano, Jr., Esq.
Simpson Thacher & Bartlett
425 Lexington Avenue
New York, New York 10017-3909

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)

Common Stock, par value $.01 per share	3,450,000	$15.1875	$52,396,875	$14,566.33

(1)	Pursuant to Rule 457 under the Securities Act of 1933, the proposed maximum aggregate offering price per share, the proposed maximum aggregate offering price and the registration fee are based on the average of the high and low prices per share of the Registrant’s Common Stock reported on the American Stock Exchange on June 22, 1999.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.  Incorporation of Documents by Reference.

      The following documents filed with the Securities and Exchange Commission by Bowne & Co., Inc. (the “Company” or “Registrant”) are hereby incorporated in this Registration Statement by reference:

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

(b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

(c) The description of the Company’s Common Stock contained in the Company’s Current Report on Form 8-K filed with the Commission on June 23, 1998.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

      Not applicable.

Item 5.  Interests of Named Experts and Counsel.

      Not applicable.

Item 6.  Indemnification of Directors and Officers.

      The Company is a Delaware corporation. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit.

      Reference is also made to Section 145 of the DGCL, which empowers a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe the person’s conduct was unlawful. A Delaware corporation may indemnify any person in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the corporation. Where a present or former officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such person against the expenses (including attorney’s fees) which such person actually and reasonably incurred.

      Article Ninth of the Company’s Certificate of Incorporation, furthermore, provides that no director of the Company is personally liable to the Company or its stockholders for damages for any breach of duty as a director unless a judgment or other final adjudication adverse to him establishes that his acts or omissions involved bad faith, intentional misconduct, a knowing violation of law or certain expressly prohibited acts, or that he personally gained a financial profit or other advantage to which he was not legally entitled.

      Article VII of the Company’s By-Laws provides that the Company shall indemnify all persons whom it shall have power to indemnify from and against all expenses, liabilities or other matters to the fullest extent permitted by the DGCL as from time to time amended.

      The Company also has liability insurance policies in effect which cover certain claims against officers and directors of the Company by reason of certain breaches of duty, neglect, errors or omissions committed by them in such capacities as officers and directors.

Item 7.  Exemption from Registration Claimed.

      Not Applicable.

Item 8.  Exhibits.

3(a)	Certificate of Incorporation (incorporated by reference to Exhibit 2 to the Company’s Current Report on Form 8-K filed June 23, 1998)
3(b)	Certificate of Designations (incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K filed June 23, 1998)
3(c)	By-Laws (incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K filed June 23, 1998)
4	Rights Agreement, dated as of June 19, 1998, between the Company and The Bank of New York (incorporated by reference to Exhibit 5 to the Company’s Current Report on Form 8-K filed June 23, 1998)
5	Opinion of Simpson Thacher & Bartlett regarding the legality of the common stock being registered
23.1	Consent of KPMG LLP
23.2	Consent of Simpson Thacher & Bartlett (included in Exhibit 5)
23.3	Consent of Ernst & Young LLP
24	Power of Attorney
99	1999 Incentive Compensation Plan (incorporated by reference to the Appendix in the Company’s Proxy Statement dated April 7, 1999)

Item 9.  Undertakings.

      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information set forth in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of each plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, Bowne & Co., Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 24th day of June, 1999.

BOWNE & CO., INC.

By:	/s/ DOUGLAS F. BAUER

Douglas F. Bauer Counsel and Corporate Secretary

      Pursuant to the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 24th day of June, 1999.

Signature	Title

/s/ ROBERT M. JOHNSON Robert M. Johnson	Chairman of the Board and Chief Executive Officer (and Director)

/s/ JAMES P. O’NEIL James P. O’Neil	President and Chief Operating Officer (and Director)

/s/ DENISE K. FLETCHER Denise K. Fletcher	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ C. CODY COLQUITT C. Cody Colquitt	Vice President and Controller (Principal Accounting Officer)

* Robert M. Conway	Director

* H. Marshall Schwarz	Director

* Wendell M. Smith	Director

* Lisa A. Stanley	Director

* Vincent Tese	Director

* Harry Wallaesa	Director

* Richard R. West	Director

*By: /s/ DOUGLAS F. BAUER Douglas F. Bauer	Attorney-in-Fact

EXHIBIT INDEX

Exhibit			Sequential
Number		Description of Exhibit	Page Number

3(a	)	Certificate of Incorporation (incorporated by reference to Exhibit 2 to the Company’s Current Report on Form 8-K filed June 23, 1998)
3(b	)	Certificate of Designations (incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K filed June 23, 1998)
3(c	)	By-Laws (incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K filed June 23, 1998)
4		Rights Agreement, dated as of June 19, 1998, between the Company and The Bank of New York (incorporated by reference to Exhibit 5 to the Company’s Current Report on Form 8-K filed June 23, 1998)
5		Opinion of Simpson Thacher & Bartlett regarding the legality of the common stock being registered
23.1		Consent of KPMG LLP
23.2		Consent of Simpson Thacher & Bartlett (included in Exhibit 5)
23.3		Consent of Ernst & Young LLP
24		Power of Attorney
99		1999 Incentive Compensation Plan (incorporated by reference to the Appendix in the Company’s Proxy Statement dated April 7, 1999)